Exhibit No. Ex-99.h(4)

                         SHAREHOLDER SERVICES AGREEMENT
                            FOR THE JAPAN FUND, INC.

To SEI Investments Distribution Co:

The Japan Fund, Inc. (the "Fund")("We"), a Maryland corporation registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"), hereby appoints SEI Investments Distribution Co. ("SIDCo") to provide shareholder services pursuant to this Shareholder Services Agreement (the "Agreement"). This Agreement is adopted pursuant to and is subject to the terms and conditions of the Fund's Shareholder Servicing Plan (the "Plan").

1. In consideration of your providing shareholder services and/or account maintenance services to Fund shareholders who may from time to time directly or indirectly beneficially own shares of the Fund (" Client Shares"), we shall pay you a fee periodically. Attached hereto as Schedule A is a list of certain types of services which are contemplated to be provided in accordance with this Agreement.

2. The fee paid with respect to the Fund will be computed and paid monthly at an annual rate of up to 25 basis points (0.25%) of the average net asset value of the Client Shares, provided that such Shares are owned of record at the close of business on the last business day of the payment period by shareholders with whom you have a servicing relationship as indicated by the records maintained by the Fund or its shareholder servicing agent.

3. We shall pay you the total of the fees calculated for the Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

4. We reserve the right to withhold payment with respect to any Client Shares purchased and redeemed or repurchased by the Fund within seven (7) business days after the date of our confirmation of such purchase.

5. You shall furnish the Fund with such information as shall reasonably be requested by the Directors with respect to the fees paid to you pursuant to this Agreement, including a description of the Services provided.

6. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus for the Fund, and you shall have no authority to act as agent for the Fund.

7. This Agreement may be terminated by either party or by vote of a majority of the Plan Directors (as defined in the Plan) or by vote of a majority of the outstanding shares of the Fund at any time without payment of any penalty upon sixty (60) days' written notice. This Agreement will terminate automatically in the event of its assignment, within the meaning of the Investment Company Act of 1940.


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8.   You shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies.

9. This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days' written notice or upon such shorter notice as the parties may mutually agree.

10. All communications to us should be sent to The Japan Fund, Inc., One Freedom Valley Drive, Oaks, Pennsylvania 19456. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

11. This Agreement shall be construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the 4th day of October, 2002.


                              SIGNED,



                              THE JAPAN FUND, INC.

                              By: /s/John C. Munch

                              Name: John C. Munch

                              Title: Vice President & Secretary





ACKNOWLEDGED:

SEI INVESTMENTS DISTRIBUTION CO.

By: William E. Zitelli, Jr.

Name: William E. Zitelli, Jr.

Title: Vice President & Assistant Secretary



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                                    SCHEDULE A

                 TO THE SHAREHOLDER SERVICES AGREEMENT RELATING

                      TO THE SHARES OF THE JAPAN FUND, INC.

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

1.       Subaccounting for all Fund share transactions at the shareholder level;

2.       Crediting distributions from the Funds to shareholder accounts;

3.       Determining amounts to be reinvested in the Funds;

4. Assisting customers in changing account options, account designations and account addresses; and

5. Dissemination of tax information and mailing Fund information, such as prospectuses and annual and semi-annual reports to beneficial owners of the subject shares.

6. Providing such other administrative and personal services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Subject Shares.



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